Evans Bancorp, Inc. 14-16 North Main Street, Angola, NY 14006

IMMEDIATE RELEASE

Evans Bancorp Raises Semi-Annual Dividend 10.8%

ANGOLA, NY, August 27, 2008 – Evans Bancorp, Inc. (NASDAQ:EVBN) has announced that its Board of Directors declared on August 22 a semi-annual cash dividend of $0.41 per share on its outstanding common stock, which is an increase of 10.8% from the previous $0.37 rate paid April 1, 2008. The dividend is payable on October 2, 2008, to shareholders of record as of September 10, 2008. The Company has approximately 2.7 million shares outstanding.

David J. Nasca, President and CEO of Evans Bancorp, commented, “Our 2008 annual dividend is 9.9% above the amount paid last year and reflects our strong capital structure and our solid outlook and performance as we continue to build our franchise in Western New York.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $485 million in assets and $371 million in deposits at June 30, 2008. The bank has twelve branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans Bank is a general business equipment leasing company with customers throughout the U.S. Evans Bancorp’s wholly-owned insurance subsidiary provides retail property and casualty insurance through 15 insurance offices in the Western New York region. Evans Investment Services, a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. More information on Evans Bancorp, Inc. and Evans Bank can be found at
www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning interest income and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, including Evans Bancorp’s success in implementing its balance sheet restructuring plan, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Treasurer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com